Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of March 3, 2015 (the “Effective Date”), by and between Yang Song (the “Employee”) and ESS Tech, Inc. (the “Company”).

In consideration of the mutual covenants herein contained, the continuing employment of the Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Duties and Scope of Employment. The Company shall employ Employee in the position of Chief Technology Officer. Employee will render such business and professional services in the performance of her duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). Only the Board shall have the right to revise such responsibilities from time to time, as the Board deems necessary or appropriate.

2. Obligations. While employed hereunder, Employee will perform her duties faithfully and to the best of her ability. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company. Outside board seats shall be subject to the prior approval of the Board.

3. RESERVED.

4. Employment Term. Employee’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue on an “at-will” basis until terminated pursuant to Section 6 of this Agreement, and subject to the severance provisions therein.

5. Compensation and Benefits.

(a) Base Compensation. The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $125,000.00. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary shall be subject to annual review by the Board but in no event shall be less than $125,000.00.

(b) Incentive Bonus. Employee will be eligible to earn a target bonus for each calendar year in which she is employed, commencing with calendar year 2015, based on the achievement of certain Company performance goals, as determined by the Board, and certain Employee performance goals, as mutually agreed to by Employee and the Board. The target bonus and performance goals for 2015 shall be established within sixty (60) days of the Effective Date and, with respect to future years, within sixty (60) days of the start of each calendar year. If earned, the initial target bonus for 2015 shall be paid no later than thirty (30) days of the first anniversary of the Effective Date. Each subsequent bonus shall be paid in the immediately following calendar year, no later than March 15th of such year.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits will include participation in any Company medical, life, disability, and/or retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Employee will also be entitled to paid vacation of three (3) weeks per year, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The Company reserves the right to change or terminate its employee benefit plans and programs at any time, not including incentive bonuses established pursuant to Section 5(b) of this Agreement, severance or death benefits established pursuant to Section 6 of this Agreement, any other bonus or severance arrangements to which Employee might otherwise be entitled, or any outstanding equity rights or awards granted to Employee.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for “Cause” (as defined herein) by the Company or voluntarily by Employee (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.

(b) Termination by Company without Cause. The Company may terminate Employee’s employment without Cause upon thirty (30) days written notice to Employee. If Employee’s employment with the Company terminates other than voluntarily or for Cause, and Employee signs and does not revoke a Release, then Employee shall be entitled to:

(i) Receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to her base salary and 100% of any earned bonus, as then in effect, for a period of six (6) months from the date of such termination, plus an additional one month for each year the Company has positive cash flow, to be paid periodically in accordance with the Company’s normal payroll policies.

(ii) The same level of benefits coverage as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment. The Company shall continue to provide Employee such benefits until the earlier of (i) Employee’s reemployment with benefits of equal or greater value or (ii) the end of the period for which severance pay is due pursuant to Section 6(b)(i) above.

(c) Death. In the event of Employee’s death while employed hereunder, Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) any unpaid base salary or unused vacation earned for periods prior to Employee’s death, (ii) Company-paid benefits as specified in Section 6(b)(ii) above for ninety (90) days from Employee’s death, and (iii) the target bonus to which Employee would have been entitled pursuant to the terms of Section 5(b) prorated to the date of Employee’s death.

(d) Termination by Employee for Good Reason. If Employee terminates employment with the Company for “Good Reason” (as defined herein) within 90 days of a Good Reason event, and Employee signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, Employee shall be entitled to the same benefits that she would receive in Section 6(b) above.

7. Change of Control Benefits. If Employee (i) is terminated other than for Cause by the Company within 90 days prior to a “Change of Control” (as defined herein) or in connection with a Change of Control or (ii) is terminated other than for Cause by the Company (or its successor corporation) or resigns for Good Reason within twelve (12) months following a Change of Control, and Employee signs and does not revoke a Release, then Employee shall be entitled to the following benefits:

(a) Severance pay (less applicable withholding taxes) equal to her base salary rate, as then in effect, for a period of twelve (12) months, to be paid in a single lump sum payment within sixty (60) days of the Change in Control.

(b) A single lump sum payment (less applicable withholding taxes) equal to 100% of her target bonus as then in effect, payable within sixty (60) days of the Change in Control.

For the avoidance of any doubt, payment of the benefits described in this Section 7 are instead of those described in Section 6. Thus, if Employee is entitled to payment of the benefits under this Section 7, she shall not be entitled to the benefits described in Section 6.

Notwithstanding anything in this Agreement to the contrary, in the event that the benefits provided for in this Section 7 (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable under this Section 7 shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Dispute Resolution.

(a) Mediation. In the event of any dispute or claim arising out of, in connection with, or related to this Agreement, the parties shall first meet and confer in good faith to fairly and equitably resolve the dispute. Such meeting shall occur within seven days of the date of notice implementing this dispute resolution process. If the parties cannot resolve the issue within 10 days following such meeting, then they shall mediate the matter within 30 days after their meeting, under the auspices of Arbitration Service of Portland (“ASP”), or if that entity fails or declines to serve, such other similar service or organization as agreed by the parties to this Agreement.

(b) Arbitration. Should the parties be unable to resolve any such dispute through such mediation, they agree that binding arbitration shall be the exclusive remedy for any such claim or dispute. Any arbitration shall be conducted through ASP in Portland, Oregon, using a single arbitrator agreed upon by the parties, or if the parties are unable to agree on an arbitrator, selected by the parties alternatively striking names off a list of seven arbitrators provided by ASP. Such arbitration shall be conducted under the employment arbitration rules of ASP. Advance costs of the arbitration shall be divided equally between the parties. If the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by a party were unreasonable or substantially without merit, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses (including expert witness fees) incurred in connection with the arbitration and any subsequent litigation, together with the costs of the arbitration, from the party asserting unreasonable or meritless claims, in addition to all other remedies provided in law or in equity. Judgment on the arbitration award may be entered by any court of competent jurisdiction. Should any party to this Agreement institute any legal action or administrative proceeding against the other with respect to any Claim or arbitrable dispute related to this Agreement without first engaging in binding arbitration as provided herein, the responding party will be entitled to recover from the initiating party all damages, costs, expenses, and attorneys fees incurred as a result of that breach.

10. Definitions.

(a) Cause. “Cause” for purposes of this Agreement shall mean any or more of the following occurrences: (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within thirty (30) days after written notice from the board of directors of the Company (the “Board”) of such breach; (iv) intentional and material damage to the Company’s property; or (v) material breach by Employee of her Employee Proprietary Information and Inventions Assignment. Any termination for “Cause” hereunder must be determined by two-thirds (2/3rd) vote of the Board, with Employee first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action.

(b) Change of Control. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided, that, a Corporate Transaction shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c) Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following: (i) A relocation of the Employee’s place of employment outside of the Portland metropolitan area; (ii) A material breach of this Agreement by the Company; (iii) Employee is removed from or not re-elected to the Board; (iv) Employee has a material reduction in compensation and benefits; or (v) Employee has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with her position (except as a result of the Company being acquired and made part of a larger entity so long as Employee shall continue to serve in the same position of an independent subsidiary or separate defined business unit containing the Company’s business following a “Change of Control” (as defined herein)).

(d) Release. For purposes of this Agreement, “Release” is defined as a general release of claims that is mutually agreeable to Employee and the Company.

11. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, the Employee’s heirs and representatives.

12. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chief Executive Officer.

13. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Oregon without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments made under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” as defined under Section 409A.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	ESS TECH, INC.

	By:	/s/ Craig Evans
Craig Evans, Chief Executive Officer and President

EMPLOYEE:	/s/ Yang Song
Yang Song

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT